Exhibit 99.1

Valero Energy Corporation Announces CFO Transition

Jason Fraser to Retire as CFO December 31

Homer Bhullar to Assume CFO Position

SAN ANTONIO, October 29, 2025 – Valero Energy Corporation (NYSE: VLO, “Valero”) announced today that Homer Bhullar, who has served as Valero’s Vice President-Investor Relations and Finance since April 29, 2021, has been appointed by Valero’s Board of Directors to serve as Senior Vice President and Chief Financial Officer, effective January 1, 2026. Mr. Bhullar will succeed Jason Fraser, who will remain as Executive Vice President and Chief Financial Officer until his retirement from the position on the close of business on December 31, 2025, and will retire as an employee in the first quarter of 2026.

“We are grateful to Jason for his contributions to Valero during his tenure as CFO and, prior to that, General Counsel. Jason has played a key role in the success of our Company since he joined us in 1999. We appreciate his continued support while Homer transitions into the role, and we wish him the very best in retirement,” said R. Lane Riggs, Valero’s Chairman, Chief Executive Officer and President. “While we are certainly sad to see Jason retire, we are also extremely excited to have Homer move into the CFO role, and are confident in his ability to help Valero execute on its strategic objectives and ensure its continued financial strength.”

“It has been an honor to serve as an employee and in various leadership roles at Valero. After over 25 years at the company, and with Valero well positioned financially and strategically for continued success, I have determined that it is the right time to retire. We have a well-established succession planning process at Valero and Homer’s experience has prepared him well for the CFO role. He will do a terrific job,” said Mr. Fraser.

Mr. Bhullar said, “I am truly honored to accept the CFO role and I look forward to continuing to work closely with our management team, the Board, our employees, stockholders, business partners, and our communities where we live and work. The capital allocation framework that has been a hallmark of Valero’s strategy, including the prudent management of our balance sheet, return discipline on capital investments, and delivering on our commitments to stockholders, will remain an uncompromising priority.”

In addition to an extensive career in finance, Mr. Bhullar has significant leadership experience at Valero, having served as Valero’s Vice President-Investor Relations and Finance since April 29, 2021 and previously serving as Vice President Investor Relations and as Vice President Business Development. As Vice President-Investor Relations and Finance, in addition to overseeing Valero’s investor relations and finance functions, Mr. Bhullar oversees Valero’s strategic communications, public relations, advertising, and community engagement. Prior to joining Valero in 2014, he was an investment banker focused on the energy sector at J.P. Morgan and Citigroup. Mr. Bhullar holds a bachelor’s degree in economics and an MBA with a focus on investment management and energy finance, both from the University of Texas at Austin.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, Valero), is a multinational manufacturer and marketer of petroleum-based and low-carbon liquid transportation fuels and petrochemical products, and sells its products primarily in the United States (U.S.), Canada, the United Kingdom (U.K.), Ireland and Latin America. Valero owns 15 petroleum refineries located in the U.S., Canada and the U.K. with a combined throughput capacity of approximately 3.2 million barrels per day. Valero is a joint venture member in Diamond Green Diesel Holdings LLC, which produces low-carbon fuels including renewable diesel and sustainable aviation fuel (SAF), with a production capacity of approximately 1.2 billion gallons per year in the U.S. Gulf Coast region. See the annual report on Form 10-K for more information on SAF. Valero also owns 12 ethanol plants located in the U.S. Mid-Continent region with a combined production capacity of approximately 1.7 billion gallons per year. Valero manages its operations through its Refining, Renewable Diesel, and Ethanol segments. Please visit investorvalero.com for more information.

Valero Contacts

Investors: Homer Bhullar, Vice President – Investor Relations and Finance, 210-345-1982

Eric Herbort, Director – Investor Relations and Finance, 210-345-3331

Gautam Srivastava, Director – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002